EXHIBIT 10.5
[This Agreement now between Curtis Circulation Company and Princeton Publishing, Inc., as assignee of Scott Mag. Dist. Corp.]


                    CURTIS CIRCULATION COMPANY

                      DISTRIBUTION AGREEMENT

                       DATED MARCH 14,1990

     Between Curtis Circulation Company, 433 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter called "Curtis") and Scott Mag. Dist. Corp., 300
W. 43rd Street, New York, New York 10036 (hereinafter called "Publisher").

     1. Curtis shall be the exclusive distributor in the United States, Canada and overseas of all present and future publications published by Publisher, its subsidiaries or affiliates at any time during the term of this agreement, (hereinafter called "Publications") including, but not limited to the following subsidiaries: J.Q. Adams Productions, Inc., Adult Movie Review, Inc., Leemar Publishing, Inc., Manor Book, Inc.

     2. The initial Publications to be distributed under this agreement, the initial issues thereof to be so distributed and the frequency of Publication are listed on Attachment A.

     3.   Publisher warrants and represents to Curtis the following:

     (a) Publisher is the owner or licensee of (i) each of the titles to the Publications covered by this distribution agreement, (ii) the logos and/or
(iii) trademarks to be used in connection with such Publications and there are no liens or encumbrances on those titles, logos and trademarks;

     (b) Publisher has the ability and authority to deliver to Curtis without liens or encumbrances, sufficient copies of each issue of the Publications covered by this agreement in salable condition to comply with the terms contained herein;

     (c) Publisher has the full right, power and authority to enter into this agreement and neither the execution or delivery of this agreement nor the consummation of the transactions contemplated by this agreement shall constitute or result in a breach of any agreement to which the Publisher is a party;

     (d) Upon completion and delivery of each issue of each Publication covered by this agreement, Publisher will own or control to the fullest extent permitted by applicable law all rights of whatsoever kind and character in and to: (i) the title of the Publication, (ii) its logo, (iii) trademark, (iv) copyright for each issue and (v) the material contained in each issue, without any mortgages, liens or encumbrances of any kind and without rights being in other persons not party hereto;

     (e) Upon completion and delivery of each issue of the Publications covered by this agreement, nothing contained in each of such issues will be grounds for an action either to prevent distribution thereof or for damages by reason of the tact that the material contained therein is libelous, slanderous, obscene, invades any right of privacy, a violation of any copyright or other personal or property rights or for any other reason whatsoever, and

     (f) Publisher will regularly issue each issue of the Publications covered by this agreement during the term of this agreement and any renewal thereof and will cause its printer(s) to send to Curtis written notice confirming that all copies of the respective issues of each Publication have been printed and shipped to Curtis' wholesalers and/or retailers ("customers") in accordance with the galleys prepared by Curtis pursuant to Paragraph 7 (hereinafter such notice shall be referred to as "Notice of Completion of Shipment").

     4. If Publisher desires to change the frequency of publishing issues of any Publications, it shall first obtain the consent of Curtis at least 60 days before the proposed shipping date of any affected issue. If Publisher changes such frequency without first obtaining such consent, Curtis will bill and Publisher shall pay to Curtis all costs and damages which Curtis may incur by reason thereof. Publisher will supply to Curtis a schedule of shipping and on-sale dates for each issue of the Publication at least six (6) months in advance of the on-sale date and at such times thereafter as requested.

     5. The colophon of the Curtis Circulation Company shall be printed on the cover of each magazine distributed by Curtis hereunder. The Publication's code number assigned by Curtis shall also appear on each cover. The print order and cover price for distributions hereunder will be mutually agreed upon by Curtis and Publisher, providing, however, that if Publisher and Curtis do not agree, then Curtis shall not be required to advance to Publisher any money under Paragraph 12 hereof. Publisher hereby authorizes Curtis to adjust claims made by any of Curtis' customers for delivery shortages or damages to copies of the issues of the Publications and agrees to pay to Curtis on demand all such shortages and damage allowances granted by Curtis to its customers.

     6. Publisher shall be responsible for shipping and traffic costs (including, without limitation, import and other duties) incurred to ship copies of the Publications to all customers of Curtis located throughout the world.

     7. Individual shipments to Curtis' customers shall be specified on a galley which, with the Publisher's cooperation, Curtis shall supply to the Publisher sufficiently in advance so that shipments can be prepared and shipped to arrive at customers' locations approximately ten (10) days prior to the Publications' on-sale dates. Any cost incurred for reshipping copies at Publisher's request while a Publication is on sale will be borne by Publisher. All copies of Publications shall be fully returnable. Publisher will accept whole copies, front covers, headings, Curtis' certification of customers' affidavit statements as the basis for the adjustment of unsold copies covered by such acceptance. Should Publisher require whole copy returns, notice of the quantities and full return address must be supplied to Curtis at least fifteen (15) days prior to on-sale date. Curtis will use its best efforts to comply with Publisher's request for whole copy returns, for which Publisher shall pay Curtis the actual charge made by its customers, and pay all freight, shipping and other charges incurred by Curtis (or Curtis' agents) in connection therewith. Publisher shall bear the risk of loss for all copies of Publications until the time they are received by Curtis' customers and during any time they are being returned or reshipped at Publisher's instructions. Publisher shall keep all returned whole copies from entering the stream of commerce for at least 180 days after off-sale date, except to fill subscriptions and mail order requests, or such other sale as is mutually agreed upon.

     8. It is understood by both parties that Curtis shall be responsible for only those returns of those issues of Publisher that Curtis has billed and distributed, it being distinctly understood that any and all returns of any issues not billed and distributed by Curtis shall remain the responsibility of Publisher and/or that of Publisher's prior distributor. In the event that Curtis does credit its customers for returns not originally billed and distributed by Curtis, Publisher hereby authorizes Curtis, at its option, to
(1) charge such returns against any other open or subsequent issues of Publications or (ii) bill the amount of such returns to Publisher for payment within five (5) days.

     9. Publisher authorizes Curtis to offer on Publisher's behalf, a Retail Display Allowance ("RDA") to any retailer which engages in the sale of Publications and agrees to be bound by the terms of Publisher's RDA program. Publisher further warrants that it will give notice at least once a year to retailers of the availability of this allowance. Publisher hereby authorizes Curtis to charge against the account of Publisher, Curtis' expense for administering this plan and also the Retail Display Allowance of 10% of the cover price of each copy sold of Publications to the extent that such Retail Display Allowance shall become payable by Curtis.

     10. Publisher shall pay Curtis for its distribution services as described an Attachment C for each copy of each issue of any Publication sold through primary wholesalers (the "distribution fee"). Curtis' distribution fee for sale through Curtis' Specialty Sales Operation (sales to retail accounts and secondary wholesalers) will be the difference between the amount per copy remitted to Publisher for sales to primary Wholesalers and the price per copy charged accounts serviced by the Specialty Sales Operation, as provided on Attachment A.

     11. For all copies distributed in certain wholesaler areas as listed on Attachment B and other such areas as may be so classified from time to time by Curtis, or to wholesalers which Publisher presently pays subsidies or grants discounts of any kind, Curtis may bill Publisher and Publisher will pay to Curtis the greater of (a) such additional amounts per copy as shown on the attachment hereto or (b) the amount(s) presently paid by Publisher. Curtis will attempt to limit areas and amounts to those specified in Attachment B.

     Payment to Publisher for copies of Publications sold other than in the United States will be paid by Curtis to Publisher in United States funds at the exchange rates Curtis is charged by its banks.

     12. Curtis shall advance to Publisher, providing Publisher does not then owe Curtis any monies under this agreement, the following amounts at the following times with respect to each issue of each Publication distributed hereunder:

          (a) FIRST ADVANCE: 80% of Curtis' Estimated Net Sale (billings to Curtis' customers less allowance for unsold copies) ("ENS") less Curtis' distribution fee paid 10 days after receipt of Completion of Shipment Notice.

          (b) SECOND ADVANCE: 90% of Curtis' ENS less any previous advance(s) and Curtis' distribution fee paid 60 days after the off-sale date.

          (c) THIRD ADVANCE: 100% of Curtis' ENS less any previous advance(s) and Curtis' distribution fee paid 120 days after the off -sale date.

          (d) Payment for all copies sold outside the United States and Canada, and to secondary wholesalers and individual retailers as noted in Attachment A items 2 and 3 shall be made 90 days later than each payment deacribed in 12 (a, (b) and (c) above.

     13.     (a)     Final Settlement for each issue of each Publication
distributed hereunder shall be made 180 days after off-sale date for both United States and Canadian sales and 90 days later for sales outside the United States and Canada and to secondary wholesalers and individual retail customers; but Publisher agrees to accept returns thereafter until 360 days after the off-sale date and hereby authorizes Curtis to (i) charge such returns against any other open or subsequent issues of Publications or (ii) bill the amount of such returns to Publisher for payment within five (5) days.

          (b) The balance due to Publisher, or overadvances due to Curtis, as the case may be, as of Final Settlement, shall be determined by multiplying the price per copy charged by Curtis to its customers by the number of copies sold and not returned and subtracting therefrom to the extent same have not been previously paid, (i) the fees of Curtis for distribution, (ii) all other costs, expenses and charges for which Publisher is responsible under the terms of this agreement, and (iii) all other costs, expenses and charges incurred by Curtis on behalf of Publisher.

          (c) Publisher's suggested price per copy to Curtis' customers will be the cover price less those discounts as described on Attachment A and B (or as otherwise provided by Paragraph 11 hereof). Any exceptions shall be mutually agreed upon.

          (d) (i) The fees of Curtis for distribution, (ii) all other costs, expenses and charges for which Publisher is responsible under the terms of this agreement, and (iii) all other costs, expenses and charges incurred by Curtis on behalf of Publisher, shall be paid by Publisher to Curtis within five (5) days after notification by Curtis or at the option of Curtis may be deducted from any advances or payments due Publisher on any issue of any Publication distributed hereunder.

          (e) Regardless of (i) Curtis' ongoing method for accounting for copies received, copies unsold and copies sold, (ii) the basis for any advances made by Curtis to Publisher, be it upon draw, copies shipped, estimated net sales or otherwise, or (iii) any other provision in this agreement, the obligation of Curtis to make payment to Publisher shall be based solely upon the calculation made upon Final Settlement pursuant to subparagraph (b) of this Paragraph 13.

          (f) The Final Settlement for each issue of each Publication shall be shown by a written statement prepared by Curtis, setting forth the totals of all items debited and credited and the resultant balance and Publisher agrees to accept such statement as an account stated and the items therein enumerated as true and correct, except as to any specific item or items to which Publisher may object in writing within fifteen (15) days from the date of the mailing of such statements.

     14. In the event a customer of Curtis shall take advantage of any federal or state insolvency statute or any involuntary proceeding under any such statute shall be filed or convened against such customer, in the event such customer shall cease its business operation with the effect that such customer shall not return its unsold copies of the Publication(s), Curtis shall use the average net sale percentage of the Publication(s) as reported by such retailer, distributor or customer for the twelve (12) months (or lesser period if applicable) prior to those months for which such retailer, wholesaler or customer shall not have submitted all unsold copies of the Publication(s). This average shall be used in determining and computing the net sales of the Publication(s) shipped to such retailer, wholesaler or customer for said months.

     15. (a) If for any reason, Curtis makes an overadvance or overpayment to Publisher, on any one or more issues of any Publications it distributes for Publisher, such overadvance or overpayment, at the option of Curtis, shall (i) be deducted by Curtis from any subsequent advances or payments due on any issue of any Publication which Curtis distributes for Publisher or (ii) be paid to Curtis within five (5) days after Curtis' demand for payment. In any event, any and all such overadvances and overpayments shall promptly be remitted by Publisher to Curtis upon termination of this agreement or at such time as Curtis shall have discontinued distributing any Publication or issue for Publisher for any reason whatsoever.

          (b) The Publisher shall assume and be held liable for any and all debts and obligations owed Curtis as a result of prior agreements between Publisher's affiliates or subsidiaries and Curtis.

     16. Publisher hereby authorizes Curtis to charge $2,,000 against the account of the Publisher, for administering each Publisher request for the Audit Bureau of Circulation county reports. No charge will be made for the State Circulation analyses for the Publication(s).

     17. At no cost to Publisher, Curtis shall give such space as it deems reasonable in its house magazine and/or bulletins for the promotion of the Publications. However, the cost of all special promotions authorized by Publisher shall be borne by Publisher. Publisher agrees that in a11 trade press advertising pertaining to single copy circulation, it will include a phrase substantially as follows: "Exclusively (internationally) distributed by Curtis Circulation Company, Hackensack, New Jersey."

     18. Publisher shall indemnify and hold harmless Curtis, its parent, subsidiary or affiliated corporations, their officers, agents, representatives or any of its customers, wholesalers, and their respective retailers against any loss, damages, fines, judgments, expenditures or claims including counsel fees, legal expenses and other costs, actually incurred by them or any of them in connection with any claim arising out of a relationship which exists or may have existed between Publisher and another distributor, or in connection with the distribution of any Publications, or any issue thereof, or any promotional material provided by Publisher, when same is questioned or objected to by public authorities, or other authorities, or in defending or settling any claim, civil action or criminal prosecution against them, garnishment or any of them arising out of the use of the title of said Publication or the contents and printed matter, including advertisements, pictures or photographs contained in the covers or any page of said Publication, or in any supplementary questioning or challenging their right to distribute said Publication or other proceeding or action. Should any such event occur or reasonably be anticipated, Curtis may retain a reasonable reserve from any monies payable to Publisher hereunder as security for this indemnity provision. Publisher will name Curtis as an additional named insured under any Publisher's liability insurance carried by Publisher and will deliver a certificate of such insurance to Curtis.

     19. (a) Curtis shall not take title to any of the copies of any of the issues of any of the Publications covered by this agreement and, for all purposes covered by this agreement, the parties mutually understand and agree that Curtis is acting as an agent for the sale of such copies of such issues of such Publications on behalf of Publisher as its principal, except as specified at subparagraph (b) of this Paragraph.

     (b) All monies paid by, or due and owing from Curtis' customers for copies of Publications not returned to Curtis, are and shall at all times belong to and remain the absolute property of Curtis, it being distinctly understood and agreed by the parties that the obligation of Curtis to make any remittances to Publisher under the terms of this agreement is that of the obligation of a debtor to a creditor only. Curtis alone shall bill its customers for such monies and Curtis alone shall have the right to demand payment or institute legal proceedings for collection thereof.

     (c) Notwithstanding anything to the contrary contained in this agreement, Curtis shall have the unqualified right in its sole discretion to withhold all or any portion of any advance payments or any other payments due in order to protect itself from a potentially overpaid position.

     20. The term of this agreement shall commence upon the execution of this agreement and shall expire on November 29, 1992. This agreement shall be renewable for additional one year terms automatically, unless advance written notice is given by either party to tho other at least one hundred and ninety
(90) days prior to the commencement of the following renewable term. Provided, however, (a) that this agreement may be terminated by Curtis at any time in its entirety or with respect to any particular issue of any Publication, upon notice to Publisher should any issue or any Publication, in the sole judgment of Curtis, be deemed to be libelous, obscene or indecent, or contain any facts or statements which are untrue or Publisher fails to abide by the specific terms of this agreement, copy allotment, payment of its shipping costs or frequency of issue or (b) that any one hundred and ninety (90) day notice not to renew given by Publisher shall not be operative if at the end of the then existing term, or renewal term, Publisher shall owe any monies to Curtis.

     In the event that this agreement is (i) terminated, Curtis has the right to withhold any or all further advances (as described in Paragraph 12) from all issues distributed by Curtis or (ii) if not renewed, Curtis has the right to withhold any or all advances (as described in Paragraph 12) on the last two issues distributed or to be distributed by Curtis.

     21. Publisher agrees not to assign this contract or any part thereof, without first obtaining the consent of Curtis to such assignment. Publisher agrees that any assignment of an advance or payment hereunder shall be made only on a form, satisfactory to Curtis, which shall include the executed acknowledgment of any assignee that, among other things, such assignee shall be subject to all rights that Curtis shall have against the Publisher.

     22. Curtis shall have the unqualified right to refuse to distribute any titles published by Publisher not listed in Attachment A, in which event, Publisher shall be free to distribute said title through other means of distribution.

     23. For purposes of this agreement, the "On-Sale" date shall mean the date a Publication is placed on sale to the public and the "Off-Sale" date shall mean the date that Publisher and Curtis agree that a Publication should be removed from such sale.

     24. Notwithstanding anything contained in this agreement, Curtis shall not be obligated to make any payments hereunder, and shall consider it to be a material breach of this agreement, unless all copies of each issue of the Publication are printed and shipped by Publisher's printer(s) to Curtis' customers in accordance with the galleys prepared by Curtis pursuant to Paragraph 7 on the date provided in the Notice of Completion of Shipment sent to Curtis by Publisher's printer(s).

     25. This agreement sets forth the understanding of the parties with respect to the distribution of Publications and may not be amended except in writing signed by the parties and shall be binding upon the parties, their respective successors and assignees; and, in particular, this agreement shall be binding for its terms upon any transferees, successors or assigns of Publisher who shall publish any of the Publications, it being the intent of the parties that this agreement run with and apply to all Publications.
This agreement is to be signed in two counterparts, both of which shall be deemed to be originals.

SCOTT MAG DIST. CORP.                            CURTIS CIRCULATION COMPANY
BY: /s/                                          BY: /s/

TITLE:                                           TITLE:

DATE:                                            DATE:

                                             ATTACHMENT A

                            FREQUENCY          INITIAL ISSUE
                               OF               TO BE              COVER PRICE
PUBLISHER'S
TITLES                      PUBLICATIONS       DISTRIBUTED         U.S.  CANADA
SUGGESTED DISCOUNT

IRON HORSE                   9X/YEAR           TO BE DETERMINED    $3.95  $4.95       1.Primary
Wholesalers'
RUNNIN' FREE                 4X/YEAR           TO BE DETERMINED    $4.95  $5.95       (those who
receive the full
IRON HORSE YEARBOOK          1X/YEAR           TO BE DETERMINED    $4.95  $5.95       line of
Curtis titles)
ADULT CINEMA REVIEW          1OX/YEAR          TO BE DETERMINED    $4.95  $5.95       discount
is 40% off cover
BLUEBOY                      6X/YEAR           TO BE DETERMINED    $5.95  $6.95       price.
NUMBERS                      6X/YEAR           TO BE DETERMINED    $5.95  $6.95
VIDEO-X                      4X/YEAR           TO BE DETERMINED    $4.95  $5.95
2.Secondary Wholesalers'
ORIENTAL WOMEN               6X/YEAR           TO BE DETERMINED    $4.95  $5.95       (those who
do not receive
ADULT CINEMA REVIEW SPECIALS TO BE DETERMINED  TO BE DETERMINED    $4.95  $5.95       the full
line of Curtis
VIDEO-X SPECIALS             TO BE DETERMINED  TO BE DETERMINED    TO BE DETERMINED   titles)
discount is 36%
MANOR MAGAZINE SPECIALS      TO BE DETERMINED  TO BE DETERMINED    TO BE DETERMINED   off cover
price.

                                                                                      3.
Individual Retailers'
                                                                                      discount
is 30% off cover price.


                               ATTACHMENT B

                          CURTIS CIRCULATION COMPANY

                          DESIGNATED WHOLESALER AREAS

                                                           PER COPY
                                       DISCOUNT OFF        RETURN
                                       NET BILLING TO      HANDLING
WHOLESALERS                            WHOLESALER          ALLOWANCE


Melville, New York                           7.0%             $.01

Edison, New Jersey                           7.0%             $.01

Paterson, New Jersey                         6.0%             $.01

Spring Valley, New York                      1.5%             $.01

Chicago, Illinois                            3.5%             $.01

Philadelphia, Pennsylvania                   2.0%             $.01

Detroit, Michigan                             .5%             $.01

Boston, Massachusetts                        1.0%             $.01

North Bergen, New Jersey                     7.0%             $.01

STARS & STRIPES - EUROPE - 5 CENTS PER COPY SOLD


                           ATTACHMENT C

The distribution fee shall be 7.0% for each copy of each issue sold of the following titles:

                            IRON HORSE
                           RUNNIN' FREE
                       IRON HORSE YEARBOOK
                             NUMBERS
                             BLUEBOY
                             VIDEO-X
                         VIDEO-X SPECIALS

The distribution fee shall be 8.0% for each copy of each issue sold of the following titles:

                       ADULT CINEMA REVIEW
                   ADULT CINEMA REVIEW SPECIALS
                          ORIENTAL WOMEN

The distribution fee shall be 8.0% for each copy of each issue sold of any new publication.